Exhibit 10.1

Asset Purchase and Sale
 and Exploration Agreement
(Kern County, California)

This Asset Purchase and Sale and Exploration Agreement (“Agreement”) is entered into this 4th day of March, 2016 (the “Effective Date”), by and between Compass Global Resources, LLC (“Compass”), an Oklahoma limited liability company, CCF Resources, LLC (“CCF”), an Oklahoma limited liability company, HOPPS Oil Props, LLC (“HOPPS”), a California limited liability company, Chesed Properties, LLC (“Chesed”), an Oklahoma limited liability company, Radiant Energy, LLC (“Radiant”), a Texas limited liability company (Compass, CCF, HOPPS, Chesed and Radiant hereinafter collectively referred to as “Seller”); and Petro River Oil Corporation (“Petro”), a Delaware corporation (Petro hereinafter referred to as “Buyer”).  Seller and Buyer are each a “Party” and collectively the “Parties.”  Tamarack Oil and Gas LLC (“Tamarack”), a Delaware limited liability company, joins in the execution of this Agreement to evidence its acceptance of and agreement to be bound by the terms and provisions hereof with respect to or affecting Tamarack, but not otherwise.

RECITALS

WHEREAS, Seller desires to sell to Buyer and Buyer desires to acquire from Seller an undivided thirteen and three-quarters percent (13.75%) of Seller’s existing rights, titles, interests and estates under oil, gas and mineral leases and rights to explore thereon, as well as rights, titles, interests and estates under oil, gas and mineral leases and rights to explore thereon acquired in the future by Seller within the AMI (the “Interests”), and

WHEREAS, as consideration therefor, Buyer agrees to make a cash payment for the Interests, and to pay the Buyer Promoted Interest share of: (i) the costs of a new 3-D seismic survey in the AMI; (ii) the costs of certain administrative and technical evaluation; and (iii) at its election, the costs to drill, test and complete, if warranted, the Initial Well in the AMI.  Furthermore, Buyer agrees to pay the Buyer Working Interest share of future Lease costs.

AGREEMENT

NOW THEREFORE, FOR SUFFICIENT VALUE RECEIVED, and in consideration of the benefits and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE 1
Definitions and Exhibits

1.1           Definitions.  The capitalized terms when used in this Agreement shall have the meanings set forth below:

Affiliates means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any Person who is an officer, director, general partner, manager, or trustee of such Person or any Person described in clause (i) of this sentence.  For purposes of this definition of Affiliate, the terms controlling, controlled and common control, shall mean (x) the ownership of ten percent (10%) or more of the stock ownership or equivalent beneficial ownership interest of the controlled Person; (y) the ability, directly or indirectly, to exercise ten percent (10%) or more of the voting rights of the controlled Person; or (z) the ability, directly or indirectly, to direct the management or policies of such controlled Person, whether through the ownership of voting rights, pursuant to a contract, or otherwise.

AGGE Costs means administrative, geological, geophysical and engineering costs from the Closing Date through the drilling and/or completion of the Initial Well equal to Four Hundred Thousand Dollars ($400,000), as set forth in the budget attached as Exhibit G.

AMI means the project area of mutual interest as outlined and described on the attached Exhibit A, which AMI shall remain in full force and effect for the term of the Operating Agreement attached hereto as Exhibit D.

Business Day means a day other than Saturday or Sunday or any other legal holiday for commercial banking institutions under the laws of the State of California.

Buyer Promoted Interest means sixteen and two-thirds percent (16 2/3%).

Buyer Working Interest means thirteen and three-quarters percent (13 3/4%).

Closing has meaning set forth in Article 6.

Closing Date means March 4, 2016, or such other date as agreed to by the Parties.

Data means the raw field, unprocessed data including, but not limited to, shot gathers, field records, navigation data, and all field reports as well as any additional data necessary to process the raw data, and all processed or reprocessed versions thereof, all products derived from such Data, and all physical or electronic manifestations thereof, all such Data being obtained pursuant to Seismic Operations under the Seismic Acquisition Agreement, but not otherwise.

Existing Leases means Leases covering lands within the AMI owned by Seller on the Closing Date as described on the attached Exhibit B.

Favored Nations Treatment means that if Seller enters into an agreement with any  party, excluding any Seller, Affiliate, or participant to this Agreement, to sell a 10% working interest or greater that will prosecute similar operations as Buyer, on terms more favorable than those contained in this Agreement (e.g., offers a proportionate higher net revenue interest or proportionate lesser purchase price or other contribution amount), then the terms of this Agreement shall be modified such that Buyer shall receive terms and benefits no less favorable than those received by such third party.

Force Majeure means an act of God, strike, lock out, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint, or inaction, unavailability of equipment, inability to obtain seismic and/or drilling permits, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming force majeure.

Initial Well means the first well that Buyer participates in the drilling of within the AMI at a location and to a depth selected at the discretion of Buyer in consultation with Seller.

Interests have the meaning set forth in the Recitals.

Lease(s) means agreement(s) with mineral owners (including owners of land for which minerals are not severed) or leasehold owners within the AMI granting the holder thereof the right to explore for, to develop and to produce oil and gas in said lands, including, without limitation, any farmout, top-lease or any mineral interest owned by a Party, in each case to the extent located within the AMI, including without limitation, the Leases described on the attached Exhibit B. Leases shall also apply to any lease that is extended or renewed in whole or in part by a Party or its agent, during the term of this Agreement, to the same extent as it would have applied to the original lease. For this purpose, any renewal or extended lease covering an interest originally covered by this Agreement and acquired within 180 days after the termination of the original lease shall be considered an extension or renewal.

Lease Net Revenue Interest means the lessee’s share of total production from the lands covered by any Lease after deduction of Royalty Burdens.

Letter of Intent means that certain letter from Buyer to Seller dated February 4, 2016 addressed to Seller, and executed by the Parties, concerning the purchase of the Interests.

New Leases means new Leases and any acquisitions of oil and gas properties covering lands within the AMI, identified and acquired by the Parties after the Closing Date, after consultation between Buyer and Seller.

Non-affiliated Person means a Person who is not an Affiliate.

Operating Agreement means the AAPL Form 610-1989 Model Form Operating Agreement as revised by mutual agreement of the Parties and attached as Exhibit D to this Agreement.

Operator means Compass, or its designee, who shall conduct the operations pursuant to this Agreement and the Operating Agreement.

ORRI means the overriding royalty interest in production burdening the Leases as set forth in Article 2, Section 2.6.

Permit means (i) an agreement with a surface, mineral or oil and gas leasehold owner granting the holder an exclusive or non-exclusive right to conduct geophysical operations on and under the owner’s land and (ii) any permit, license, or approval granted by a governmental or tribal authority, which approves Seismic Operations.

Person means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or other similar organization, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

Related Party means an Affiliate or subsidiary of a Party or, if a Party is an individual, a Related Party is any person related by blood in the third degree or by marriage in the second degree or any other person acting as a representative or agent of that individual or otherwise for the benefit or on behalf of that individual.

Royalty Burdens mean the mineral owner royalty reserved in any Lease, plus any ORRI granted to the Seller or others.

Seismic Acquisition Agreement means that certain agreement to be entered into between Buyer, Seller, other participants and Geokinetics USA, Inc. in regard to the conduct of Seismic Operations to acquire a new 3-D seismic survey (“3-D Survey”) comprising approximately 30 square miles within the AMI.

Seismic Costs means all third party costs incurred by Buyer to acquire and process the 3-D Survey, including but not limited to: (i) costs contemplated in the Seismic Acquisition Agreement, surface damages, Permit fees, contract third party landmen, permit agent fees, seismic dozing and line clearing costs, third party geophysicist fees, the cost of surveying, mapping, and all costs and expenses for damages, if any, arising out of, concerning or incurred by Buyer in the conduct of the Seismic Operations; and (ii) costs and expenses concerning or incurred in the conduct of the processing and interpretation of the Data.

Seismic Operations mean all activities that are reasonable and necessary for the acquisition of the 3-D Survey, and the processing and interpretation of the Data.

Seller Net Mineral Acres means with respect to any Lease, Seller’s undivided ownership interest in that Lease, multiplied by the number of acres of oil and gas mineral rights in the lands covered by the Lease as set forth on attached Exhibit B.

Seller Remaining Interest means Eighty-Three and One-Third Percent (83 1/3%), less any and all promoted interests sold by Seller to third parties, other than the Buyer Promoted Interest.

Seller Working Interest means Eight-Six and One-Quarter Percent (86 1/4%), less any and all Working Interests sold by Seller to third parties, other than the Buyer Working Interest.

Working Interest means an interest in the Leases that gives the owner of the interest the right to drill and produce oil and gas on the Leases, and requires the owner to pay a share of the costs of drilling and production operations.

1.2           Exhibits.  The following Exhibits are attached to and are a part of this Agreement:

Exhibit A                                                     Area of Mutual Interest

Exhibit B                                                      Existing Leases

Exhibit C-1                                                   Form of Assignment of Leases

Exhibit C-2                                                   Form of Assignment of ORRI

Exhibit D                                                      Operating Agreement

Exhibit E                                                      Agreement for Seismic Data Acquisition

            Exhibit F                                                      Form of Seismic License and Data Use Agreement

Exhibit G                                                      AGGE Cost Budget

Exhibit H                                                      Closing Proceeds Distribution

ARTICLE 2
Purchase and Sale

2.1           Purchase of Leases.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and assign, or cause to be assigned, to Buyer, and Buyer agrees to purchase and pay for and assume the duties and obligations for the Buyer Working Interest share of all of Seller rights, titles, interests and estates created by the Existing Leases described on the attached Exhibit B.

2.2           Purchase Price.  The cash purchase price for the Existing Leases and the exclusive future right to explore for hydrocarbons within the AMI to the extent of the Interests is Eighty-Three Thousand Three-Hundred Thirty-Three Dollars ($83,333) (the “Purchase Price”), payable by Buyer to each Seller on the Closing Date by separate corporate checks to be delivered to the respective address of each Seller as set forth in Article 12, Section 12.1 in the amount set out on Exhibit H hereto. Upon receipt by every Seller of its proportionate share of the Purchase Price, Compass shall immediately  return to Buyer the deposit of Twenty-Five Thousand Dollars ($25,000) paid by Buyer pursuant to the Letter of Intent (the “Deposit”).

2.3           Additional Consideration – Seismic Survey.  Buyer shall pay, to the extent of the Buyer Promoted Interest share, the actual costs of the 3-D Survey, as provided for in Article 9.

2.4           Additional Consideration – New Leases.  Buyer shall pay, to the extent of the Buyer Working Interest, the actual costs of acquiring New Leases including, without limitation, the cost of rentals and broker fees, as provided for in Article 8.

2.5           Additional Consideration – Rentals.  Buyer shall pay, to the extent of the Buyer Working Interest, the actual costs of all unpaid rentals or current rentals on the Existing Leases, which the Parties determine are high priority, and future rentals on the Existing Leases subsequent to the Closing Date. The Parties shall decide, on a Lease by Lease basis, whether to pay the back rentals due before Closing and extend a Lease or, in the alternative, to take a New Lease or a seismic option.

2.6           Additional Consideration – ORRI.  Seller shall be entitled to reserve in the assignment to Buyer with respect to the Existing Leases and New Leases acquired after the Closing Date an ORRI, proportionate to the Buyer Working Interest determined as follows:

(a)           If the Royalty Burdens on any Lease are equal to or less than nineteen percent (19%), the ORRI shall be 4.00% of 8/8; or

(b)           If the Royalty Burdens on any Lease are greater than nineteen percent (19%), but less twenty-three percent (23%), then the ORRI shall be equal to the positive difference between twenty-three percent (23%) and the actual Royalty Burdens.

(c)           The ORRI shall be calculated on an aggregate of the Leases in a unit such that the total Royalty Burden for any unit shall not exceed 23%.

(d)           If any party to the Operating Agreement desires to acquire a New Lease in which the total lessor royalty equals or is greater than twenty three percent (23%), then Seller and Buyer shall discuss the granting of a reasonable ORRI to Seller (of not less than 1% of 8/8), however such New Lease shall not be acquired by the joint account unless all the parties to the Operating Agreement agree to acquire the New Lease on the terms offered, including a reasonable ORRI for the Seller; in the event all parties to the Operating Agreement do not agree to acquire the New Lease, any one or more of such parties may acquire the New Lease for its, or their own account, and such New Lease shall not be subject to this Agreement or the Operating Agreement.

(e)           If any Lease covers less than 100% of the mineral estate in the lands covered thereby, then the ORRI shall be proportionately reduced.

2.7           Additional Consideration – Administrative, Geological, Geophysical and Engineering Costs.  Buyer shall pay Seller for the Buyer Promoted Interest share of the actual AGGE Costs.  The total AGGE Costs shall not exceed the defined AGGE Costs. Subsequent to the drilling and completion of the Initial Well, Seller and Buyer shall use their best efforts to agree on a technical budget to advance the development of the AMI, to be funded by the Parties according to their respective Working Interests within the AMI.

2.8           Additional Consideration – Initial Well. Buyer shall have an option to participate in the drilling of the Initial Well by paying the Buyer Promoted Interest share of the actual costs of drilling, testing and completing (but not equipping) the Initial Well, as more fully described in Article 10.

ARTICLE 3
Representations and Warranties

3.1           Seller Ownership Representations and Warranties.  Seller represents and warrants to Buyer with respect to its ownership of the Leases as follows:

(a)           Seller owns record title to all of the oil and gas leasehold estate in and created by each of the Existing Leases described in Exhibit B, free and clear of all liens mortgages, taxes, obligations, claims suits and any other encumbrances, other than unpaid Lease rentals, created by, through or under the Seller (excluding the ORRI), but not otherwise;

(b)           Each of the Existing Leases covers the Seller Net Mineral Acres more particularly described for each Lease in the column denoted as “Net” on the attached Exhibit B;

(c)           Except for the Royalty Burdens shown in the column denoted as “ROY” on the attached Exhibit B, there are no burdens that would reduce Seller’s Lease Net Revenue Interest in any Existing Lease to less than twenty-three percent (23%);

(d)           None of the Existing Leases has been declared to be in default. The Parties acknowledge that there are back rentals due on some of the Existing Leases and that these shall be handled in accordance with Article 2.

(e)           Seller has not received any written notice from, or to Seller’s knowledge there is not any assertion by, any governmental authority or any other Person claiming any violation or repudiation of the Existing Leases or any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority with respect to the Existing Leases;

(f)           No lawsuit or other legal or administrative proceeding is pending or, to Seller's knowledge, threatened, that affects any of the Existing Leases or the ownership of or operations, if any, thereon;

(g)           Except for consents or approvals of governmental authorities customarily obtained after the Closing Date, the Existing Leases may be transferred by the assignment to Buyer without the consent of any Person, free of any preferential rights to purchase, rights of first refusal and the like with respect to any of the Existing Leases;

(h)           Seller has not executed any contracts, conveyances, assignments, agreements or encumbrances separate from the Existing Leases that will affect the ownership thereof;

(i)           Seller has not created, and there are not, any payments out of production, except for the Royalty Burdens; and

(j)           Seller has obtained, and maintained in effect, all necessary governmental permits, licenses and other authorizations, if any, with regard to the ownership or operation of the Existing Leases and there are not any material violations in respect of such permits, licenses or other authorizations.

3.2           Seller Additional Representations and Warranties.  In addition to its ownership representations and warranties set forth in Section 3.1 above, Seller represents as follows:

(a)           Each party Seller is duly formed, validly existing and in good standing under the laws of the State of its formation, and is duly qualified to own the Leases and to hold record title to the Leases;

(b)           The execution and delivery of this Agreement have been, and the performance of this Agreement and the transactions contemplated hereby shall be, at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of each party Seller;

(c)           This Agreement has been, on the one hand, and at the Closing the assignment shall be, on the other hand, duly executed and delivered on behalf of each party Seller and constitute the legal, valid and binding obligation of each party Seller enforceable in accordance with their respective terms, except as enforceability may be limited by laws affecting the rights of creditors generally or equitable principles;

(d)           The execution and delivery of this Agreement by each party Seller does not, and the consummation of the transactions contemplated by this Agreement and the delivery of the assignment shall not, (a) violate or be in conflict with, or require the consent of any Person or entity under any provision of each party Seller’s governing documents, (b) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller, or (c) result in the creation of any lien, charge or encumbrance on any of the Leases;

(e)           No lawsuit or other legal or administrative proceeding is pending or, to each party Seller's knowledge, threatened, that affects Seller that would have a material adverse impact on the Leases; and

(f)           Each party Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement that will be the responsibility of Buyer; and any such obligation or liability that might exist shall be the sole obligation of Seller.

3.3           Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller as follows:

(a)           Buyer is duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to own the Leases and to hold record title to the Leases;

(b)           The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated hereby shall be, at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of Buyer;

(c)           This Agreement has been, on the one hand, and at the Closing the assignment shall be, on the other hand, duly executed and delivered on behalf of Buyer and constitute the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms, except as enforceability may be limited by laws affecting the rights of creditors generally or equitable principles;

(d)           The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any Person or entity under any provision of Buyer’s governing documents, (b) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Buyer, or (c) result in the creation of any lien, charge or encumbrance on any of the Leases;

(e)           Buyer is an experienced and knowledgeable investor in the oil and gas business, as such is contemplated by this Agreement; and

(f)           Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement that will be the responsibility of Seller; and any such obligation or liability that might exist shall be the sole obligation of Buyer.

ARTICLE 4
Access to Information and Due Diligence

4.1           Access to Information.  Between February 4, 2016, the Effective Date of the Letter of Intent, and the Closing Date, Seller, during normal business hours, has (i) given Buyer and its authorized representatives reasonable access to all books, records in Seller’s possession, or to which Seller has a right of access with respect to the Leases, (ii) given Buyer the opportunity to discuss the Leases with such officers, directors, accountants, consultants and counsel of the Seller as Buyer deems reasonably necessary or appropriate for the purpose of familiarizing itself with the Leases, (iii) caused its employees to furnish Buyer with such financial and operating data and other information with respect to the Leases as Buyer may have requested, and (iv) permitted Buyer to conduct such field inspections as Buyer may have requested.  Seller makes no warranty or representation of any kind as to accuracy or completeness of the books and records or any information contained therein, except that Seller does not have actual knowledge that any of such books and records, or any of the information contained therein, is materially false or misleading.

4.2           Due Diligence.  Buyer, at its sole, cost risk and expense, has conducted such reviews as it deems appropriate of Seller’s books and records to confirm the status of Seller’s ownership of the Leases and to confirm the status of Seller’s contract rights and regulatory files and to verify from this review that Seller’s representations concerning its ownership as set forth in Section 3.1 are materially true and correct.

ARTICLE 5
Conditions of Closing

5.1           Buyer’s Conditions of Closing.  The obligations of Buyer to be performed at Closing are subject to the fulfillment or waiver, at Closing, of each of the following conditions:

(a)           The representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement;

(b)           Seller shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing;

(c)           All consents for assignment as required by the Existing Leases have been obtained;

(d)            At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby;

(e)           Buyer has had access to Seller’s books and records and information concerning the Interests as provided for in Article 4; and

(f)           Buyer has received all necessary corporate and other internal approvals.

5.2           Seller’s Conditions of Closing.  The obligations of Seller to be performed at Closing are subject to the fulfillment or waiver, at Closing, of each of the following conditions:

(a)           The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement;

(b)           Buyer shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing;

(c)           At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; and

(d)           Seller has received all necessary corporate and other internal approvals.

ARTICLE 6
Closing and Closing Obligations

6.1           Closing.  Unless the Parties agree otherwise, subject to the conditions stated in this Agreement and the consummation of the transactions contemplated hereby, the Closing shall be held on the Closing Date at a place mutually agreed to by the Parties.

6.2           Closing Obligations.  At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller and Buyer shall each execute and deliver a counterpart of this Agreement;

(b)           Seller shall execute, acknowledge and deliver to Buyer, on the form of Assignment attached as Exhibit C, an assignment of an undivided Thirteen and Three-Quarters Percent (13.75%) of all of Seller’s rights, titles, interests and estates created by the Existing Leases, reserving the appropriate ORRI;

(c)           Buyer shall pay the Purchase Price due on the Closing Date as provided in Article 2, Section 2.2 to Seller by wire transfer in immediately available funds to accounts designated by Seller; and

(d)           Seller shall return the Deposit to Buyer.

ARTICLE 7
Survival, Disclaimers and Indemnification

7.1           Survival of Warranties.  The liability of Buyer and Seller under each of their respective representations, warranties and covenants contained in this Agreement shall survive the Closing and execution and delivery of the assignment.

7.2           ASSIGNMENT “AS IS, WHERE IS WITH ALL FAULTS”.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3.1 AND 3.2 AND THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT, SELLER EXPRESSLY DISCLAIMS AND MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE LEASES; (ii) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE LEASES; (iii) THE ABILITY OF THE LEASES TO PRODUCE HYDROCARBONS; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE LEASES; (v) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, AND (vi) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 3.1 AND 3.2.  EXCEPT FOR SPECIAL WARRANTY IN THE ASSIGNMENT, THE LEASES ARE BEING ASSIGNED BY SELLER AND EXPRESSLY ACCEPTED BY BUYER UPON THE CLOSING “AS IS” “WHERE IS” AND “WITH ALL FAULTS.”

7.3           WAIVER OF WARRANTY.  BUYER ACKNOWLEDGES THAT IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER HAS RELIED SOLELY ON (A) THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER (B) BUYER’S OWN INDEPENDENT DUE DILIGENCE INVESTIGATION OF THE LEASES, (C) ITS OWN EXPERTISE AND JUDGMENT AND THE ADVICE AND COUNSEL OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL AND GEOPHYSICAL AND OTHER ADVISORS AND CONSULTANTS (AND NOT ON ANY COMMENTS OR STATEMENTS OF SELLER OR ANY REPRESENTATIVES OF, OR CONSULTANTS OR ADVISORS ENGAGED BY, SELLER EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AS EXPRESSLY SET FORTH IN THIS AGREEMENT), AND (D) BUYER’S OWN DETERMINATION BASED ON ITS DUE DILIGENCE INVESTIGATION OF THE LEASES THAT, UPON THE CLOSING, IT WILL BE FULLY SATISFIED WITH THE CONDITION OF THE LEASES AS PROVIDED IN THIS AGREEMENT.  SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT THE PURCHASE PRICE WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THIS DISCLAIMER AND WAIVER OF WARRANTY.

7.4           Seller Indemnity.  Seller shall be responsible for, shall pay on a current basis, and shall indemnify, hold harmless, discharge, release, and defend Buyer, all of its Affiliates, successors and assigns, and their respective owners, directors, officers, and other agents from and against any and all liabilities arising from, based upon, related to or associated with the Seller’s ownership of the Leases, to the extent such liabilities are attributable to the period prior to the Closing Date except for rental payments unpaid or due prior to Closing which Seller considers of high importance to pay.

7.5           Buyer Indemnity.  Buyer shall be responsible for, shall pay on a current basis, and shall indemnify, hold harmless, discharge, release, and defend Seller, all of its Affiliates, successors and assigns, and their respective owners, directors, officers, and other agents from and against an undivided 13.75% of any and all liabilities, arising from, based upon, related to or associated with the Leases to the extent such liabilities are attributable to the Leases purchased and assigned to Buyer subsequent to the Closing Date.

7.6           Meaning of Liabilities.  As used in this Section, the term ”liabilities” means damages, claims, losses, and expenses of any kind or character, including legal and other expenses reasonably incurred in connection with any claim, demand, or legal proceeding and all amounts paid in settlement of any claim, demand, or legal proceeding. Provided, however, no indemnified party shall be entitled to recover for (i) any liabilities arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement in any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such party, or (ii) any punitive, special, exemplary and consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement, except to the extent recoverable from a third party.

ARTICLE 8
Acquisition of New Leases

8.1           Payment for New Leases. After the Closing Date, subject to the provisions of Article 2, Section 2.6(d), Buyer shall pay, to the extent of the Buyer Working Interest share, the actual costs to acquire New Leases, including brokerage and rentals, and Seller shall bear the Seller Working Interest share of such costs.  Upon acquisition of and payment for the New Leases by the Parties, appropriate assignments of the New Leases shall be made in the form of Exhibit C-1, and Exhibit C-2, subject to the appropriate ORRI as determined in accordance with Article 2, Section 2.6.  The acquiring Party shall invoice the non-acquiring Party for the actual cost of any New Lease, pursuant to the offering provisions contained in the Operating Agreement.

ARTICLE 9
3-D Survey

9.1           Acquisition of 3-D Survey.  Buyer, Seller and other parties shall enter into the Seismic Acquisition Agreement, a copy of the current proposal which is attached as Exhibit E, to provide personnel and equipment for the conduct of the 3-D Survey and the collection of Data within the AMI.  The Buyer shall pay, to the extent of the Buyer Promoted Interest share, the actual costs of the Seismic Operations and Seller shall pay, to the extent of the Seller Remaining Interest, the remaining costs of the Seismic Operations.  Seller shall oversee and insure that the conduct of the Seismic Operations is performed in a good and workmanlike manner and in accordance with all applicable laws, regulations, ordinances, the Permits, and recognized industry standards and practices.  Seller and Buyer shall agree on the outline, as well as the design and acquisition parameters, of the 3-D Survey, which shall comprise approximately 30 square miles on which Data shall be collected.  Seller shall use commercially reasonable efforts to commence Seismic Operations on or before March 15, 2016, or as soon thereafter as is practicable.  Seller shall conduct periodic briefings, but in any event at least weekly, for Buyer and its representatives while Seismic Operations are in progress.

9.2           3-D Survey Costs.  The cost of the 3-D Survey (including a contingency) is estimated to be Two Million Four Hundred Thousand Dollars ($2,400,000) (the “3-D Cost”).  After acquiring the test line as provided for in the Seismic Acquisition Agreement, the Parties shall use the Data to reevaluate the cost estimate of the 3-D Survey.  If such reevaluated cost is greater than the estimated 3-D Cost, the Parties shall reduce the size of the 3-D Survey or pursue other alternatives, so not to exceed the estimated 3-D Cost.  Notwithstanding the foregoing, if the actual costs of the 3-D Survey exceed the 3-D Cost, any excess costs shall be borne by the Buyer, to the extent of the Buyer Working Interest and by the Seller, to the extent of the Seller Working Interest.

9.3           Payment of 3-D Survey.  Prior to each sixty (60) day period during which Seismic Operations are being conducted, Seller shall provide Buyer an invoice in the amount of the expected expenditures pursuant to the Buyer Promoted Interest for that sixty (60) day period.  Buyer shall fund such invoice within fifteen (15) days of receipt thereof.

9.4           Delivery of Data.  The Data and all other documentation related to the 3-D Survey will be provided to Buyer by Seller immediately upon becoming available to Seller. Buyer shall have access to preliminary Data at all times during the conduct of Seismic Operations.

9.5           Data Licenses. Buyer shall own the Buyer Promoted Interest share of the Data generated under the Seismic Acquisition Agreement and delivered hereunder.  Whether or not Seller has funded any portion of the 3-D Survey, Compass and Tamarack shall each be entitled to receive, at no cost, one (1) license of the Data pursuant to the terms of a Seismic License and Data Use Agreement (“License Agreement”), in the form of the attached Exhibit F.  The License Agreement shall be executed by Compass and Tamarack upon delivery of the Data to each of them, and neither Compass nor Tamarack shall sell, transfer, license or disclose the Data, in whole or in part, except that Compass may grant full and unrestricted access to its license to CCF and HOPPS, as permitted by the terms of the License Agreement.  Each party shall be responsible for and pay the cost of all copies of Data provided to such party.  Seller shall only have the right to disclose Data to third parties in accordance with the License Agreement.

ARTICLE 10
Initial Well

10.1           Initial Well.  Within 120 days of delivery of the final processed/inverted Data from the 3-D Survey, Buyer shall elect either: (i) to participate in the drilling and completion of and pay, to the extent of the Buyer Promoted Interest, the actual costs of the Initial Well through completion but not equipping for production, the location and drilling objectives thereof which shall be selected at the discretion of Buyer in consultation with Seller; however the disproportionate cost payment shall have a cap of 110% of the agreed AFE costs for the Initial Well (the “Cap”), and Buyer shall only be responsible for the Buyer Working Interest share of any costs in excess of the Cap and Seller shall be responsible for the Seller Working Interest share of any costs in excess of the Cap; or (ii) not to drill the Initial Well in which case Buyer shall retain a Six and Two-Thirds Percent (6 2/3%) Working Interest in the AMI (“Buyer New Interest”), in consideration for paying the Buyer Promoted Interest share of the costs for the 3-D Survey, and reassign a Seven and One-Twelfth Percent (7 1/12%) Working Interest in the AMI to Seller from the Buyer Working Interest.  In such event, the Parties shall agree on an initial prospect area, which will include potentially productive acreage in and around the Initial Well location and Buyer will retain 6 2/3% in such initial prospect area. Seller may farm-out or otherwise dispose of the reassigned interest to third parties at its discretion. If Seller farms out at least a 42.5% working interest in the Initial Well, then Buyer shall agree either to participate in the drilling of the Initial Well, to the extent of the Buyer New Interest, or farm out under the same terms that Seller negotiates with a third party or parties.  If Buyer participates to the extent of the Buyer New Interest, such participation shall be governed by the terms of the Operating Agreement.  If Buyer makes an election pursuant to (i) above to participate in the drilling and completion of the Initial Well to the extent of the Buyer Promoted Interest share of the costs thereof, then Seller shall provide Buyer an invoice (or cash call) for Buyer’s share of the costs of the Initial Well in the estimated amount of the expense to be incurred during the next succeeding month. Buyer shall fund such invoice (or cash call) within fifteen (15) days upon receipt thereof.

During the conduct of operations of the Initial Well, Seller shall timely provide Buyer, via email, copies of all daily drilling reports, logs, tests results, and all other information obtained in drilling and/or completion operations.  The term “completing” or “completion” with respect to the Initial Well shall mean making the well ready for production, i.e., preparing the bottom of the hole to required specifications, running in the production tubing and its associated down hole tools as well as perforating and stimulating as required, but not equipping the Initial Well for production. Buyer, in its sole discretion, shall determine whether the Initial Well is capable of commercial production and therefore whether to attempt a completion.  If the Initial Well, in Buyer’s reasonable opinion, is not capable of producing hydrocarbons in commercial quantities, then Buyer shall provide written notice to Seller of its intent to plug and abandon the same, on receipt of which Seller shall each have the right to take over the Initial Well. Seller, within 24 hours of their receipt of Buyer’s written notice to plug and abandon the Initial Well, shall provide written notice to Buyer if it elects to take over the Initial Well.  If Seller elects to take over the Initial Well, Buyer agrees to work in good faith with Seller to transfer the ownership of Buyer in the Initial Well to Seller, such transfer to include assignment of appropriate leasehold acreage (per terms of the relevant Lease(s)), wellbore, related equipment, and appropriate access rights to the drill site.  The sole consideration to be paid to Buyer for the complete transfer and assignment of the Initial Well, leasehold, wellbore, related equipment, and access rights, is Seller’s full assumption of responsibility and liability for plugging and abandonment of the Initial Well, and proper restoration of the surface relating thereto, and to release and indemnify Buyer from and against any and all claims relating to the Initial Well.  Upon finalization of all matters required to properly transfer the Initial Well as contemplated pursuant to the foregoing, the Initial Well and all other interests so transferred in connection therewith, shall no longer be subject to this Agreement or the Operating Agreement

ARTICLE 11
Operating Agreement
 11.1           Operating Agreement.  If Buyer elects to participate to the extent to the Buyer Promoted Interest in the Initial Well, and the Initial Well is completed as capable of producing hydrocarbons in commercial quantities, then all further operations on the Initial Well, including equipping the Initial Well for production and installing permanent production facilities, shall be conducted pursuant to the terms of the Operating Agreement, which shall become effective at that time.  If Buyer elects not to participate to the extent to the Buyer Promoted Interest in the Initial Well, then the Operating Agreement shall become effective at the time of such election.  In either case, after the Operating Agreement becomes effective, all further operations within the AMI shall be conducted pursuant to the terms of the Operating Agreement.  Upon the Operating Agreement becoming effective, the Parties and Tamarack shall execute the Operating Agreement attached hereto as Exhibit D.  Assuming Seller is successful in selling additional Working Interests to third parties to pay for One-Hundred Percent (100%) of the costs of the Initial Well on terms identical to that of Buyer, the Working Interests of all parties under the Operating Agreement shall be as follows:  (a) Petro – 13.750%; (b) Compass – 4.486%; (c) CCF – 4.639%; (d) HOPPS – 1.500%; (e) Chesed – 1.875%; (g) Tamarack – 5.000%; (h) other parties – 68.75%.  If Seller is unsuccessful in selling additional Working Interests to third parties to pay for One Hundred Percent (100%) of the costs of the Initial Well on terms identical to that of Buyer, Seller’s participating percentage interests in and to the AMI shall be ratably increased.

ARTICLE 12
Miscellaneous Provisions

12.1           Notices.  Except as otherwise expressly provided in this Agreement, all notices required or permitted under this Agreement shall be in writing and, (a) if by courier, shall be deemed to have been given one (1) Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by e-mail, shall be deemed to have been given when actually received, provided, however, a copy of any notice by e-mail shall be also sent by mail, and (c) if mailed, shall be deemed to have been given five (5) Business Days after the date when sent by mail return, postage prepaid, addressed as follows:

To Buyer:               Petro River Oil Corporation
55 Fifth Avenue, Suite 1702
New York, NY  10003
Telephone: 212-671-0863
Email: scohen@icofund.com

To Seller:                c/o Compass Global Resources, LLC
P.O. Box 2858
Carmel, CA 93291
Telephone: 713-806-2534
Email: t.budden@compassgr.com

CCF Resources, LLC
239 Crestmont Ave
Norman, OK 73069
Telephone: 405-590-2802
Email: ccfunk@sbcglobal.net

HOPPS Oil Props, LLC
366 East Santa Clara
Ventura, CA 93001
Telephone: 805-652-0066
Email: tom@ranchoenergyinc.com

Chesed Properties, LLC
Po Box 720725
Norman, OK 73070
Telephone: 405-627-5673
Email: tom.ewing@gmail.com

Radiant Energy, LLC
239 Crestmont Ave
Norman, OK 73069
Telephone: 405-590-2802
Email: ccfunk@sbcglobal.net

To Tamarack:        Tamarack Oil and Gas LLC
5330 Office Center Court, Suite 75
Bakersfield, CA 93309
Telephone: 661-978-6986
Email: jmoran429@gmail.com

12.2           Assignment.   Neither Seller nor Buyer may assign its rights or delegate its duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, before or after the Closing Date, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  This Agreement shall be binding upon and shall inure to the benefit of the Parties, their Affiliates and Related Parties and their respective representatives, successors and permitted assigns.  Notwithstanding the restriction to assign set forth in this Section, it is understood that Compass is contractually obligated by prior agreements to assign certain of its interest in the Leases to CCF, HOPPS, Chesed, Radiant and Tamarack, in accordance with the percentages set forth in Article 11, Section 11.1 or as may be increased ratably pursuant thereto.  CCF Resources, LLC is obligated to assign a portion of its carried interest to LAR Oil Company, Inc.  Said assignment shall be made subject to all provisions of this Agreement. Buyer hereby consents to such contractually-obligated assignments.

12.3           Governing Law and Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to any principles of conflicts of laws.  Each of the Parties hereby agrees and consents that any action or proceeding relating to this Agreement shall be brought in a Federal or State court sitting in the State of California, County of Kern, and in no other court.

12.4           Attorneys’ Fees.  If any Party initiates any legal action to enforce any provision of this Agreement or any Exhibit attached hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs as determined by the court.

12.5           Entire Agreement.  This Agreement, including the Recitals and Exhibits, and the other agreements to be entered into by the Parties under the provisions of this Agreement executed by Buyer and Seller, set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings among the Parties, including the Letter of Intent, except for that certain Confidentiality Agreement dated February 4, 2016 to which Buyer and Seller are parties.  There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.

12.6           Confidentiality.  Seller and Buyer shall treat this Agreement, and all negotiations relating to this Agreement, as confidential, except that disclosure of the existence of this Agreement and/or its provisions may be made: (a) to those officers, employees, or other authorized agents and representatives and professional consultants of a Party hereto to whom disclosure is reasonably necessary in connection with the transactions under this Agreement and who shall agree to be bound by the terms of this Section; (b) as otherwise consented to in writing by the Parties hereto; or (c) if in the opinion of the disclosing Party’s legal counsel: (i) such disclosure is legally required to be made in a judicial, administrative, or governmental proceeding pursuant to a valid subpoena or other applicable order; (ii) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Party; or (iii) such disclosure is legally required to be made by the rules and regulations of any regulatory authority.

12.7           Waiver or Modification.  This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Buyer or each party Seller, or, in the case of a waiver or consent, by or on behalf of the Party or Parties waiving compliance or giving such consent.  Notwithstanding anything to the contrary contained in the foregoing sentence, Buyer shall be afforded Favored Nations Treatment, and if same becomes applicable, the terms of this Agreement shall be modified accordingly without the requirement by approval of Seller.

12.8           Headings.  The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

12.9           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

12.10           WAIVER OF JURY TRIAL.  SELLER AND BUYER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

12.11           Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.

12.12           No Third Party Beneficiary.  Except as may be expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

12.13           Further Assurances.  Each Party shall execute such additional documents and take such further actions as is reasonable or necessary to fully satisfy the terms and intent of this Agreement.

12.14           Conflict of Terms.  If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the attached Exhibits or the Operating Agreement, the provisions of this Agreement shall prevail.  A conflict or inconsistency between this Agreement and any Exhibit or the Operating Agreement does not exist if an Exhibit or Operating Agreement contains provisions concerning an action or circumstance that is not covered by the provisions of this Agreement.

12.15           Furnishing Data.  Each Party has the affirmative duty to timely supply adequate data to the other Parties when such data is necessary to comply with Federal, State or local reporting requirements.

12.16           Costs and Expenses.  Except as otherwise expressly provided for herein, each Party shall bear and pay its own costs and expenses, including, without limitation, any attorney’s fees incurred in connection with the negotiation and documentation of this Agreement.

12.17           No Joint Venture, Partnership or Agency.  Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties.

12.18           Construction of Ambiguity.  In the event of any ambiguity in any of the terms or conditions of this Agreement, including any Exhibits hereto and whether or not placed of record, such ambiguity shall not be construed for or against any Party on the basis that such Party did or did not author the same.

12.19           Electronic and Facsimile Signatures.  A copy of this Agreement and any other documents requiring the Parties’ signatures hereunder that are signed by a Party and delivered by email to another Party shall have the same effect as the delivery of an original of this Agreement (and any other documents required hereunder) containing the original signature of such Party; provided, the Parties shall furnish each other with original signatures of all such documents as may be requested.

12.20           Non-Performance by Buyer.  Except if Force Majeure conditions prevent same, in which case the time period below shall be extended to account for any Force Majeure delays, if after two (2) years from the Closing Date Buyer has not acquired the Data, Buyer shall assign all of its rights, titles and interests in the Existing Leases and any New Leases to Seller, at no cost to Seller.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

Compass Global Resources, LLC                                                  Petro River Oil Corporation

By:_________________________                                             By:_________________________
Name:         R. T. Budden                                                                  Name:        Scot Cohen
Title:           Managing Member                                                       Title:           Executive Chairman

CCF Resources, LLC                                                                      Hopps Oil Props, LLC

By:_________________________                                             By:_________________________
Name:         Craig Funk                                                                      Name:        Thomas Hopps
Title:           Managing Member                                                       Title:           Managing Member

Chesed Properties, LLC                                                                 Radiant Energy, LLC

By:_________________________                                             By:_________________________
Name:         Tom W. Ewing                                                               Name:        Craig Funk
Title:           Managing Member                                                       Title:           Vice President

Tamarack Oil and Gas LLC

By:__________________________
Name:         John L. Moran
Title:           President